EXHIBIT 10.1
                                                                    ------------



                            STOCK PURCHASE AGREEMENT

                                      among


                              american member corp.

                                       and


                                 ACCESSITY CORP.

                                       and


                             DriverShield ADS Corp.


                           Dated as of August 1, 2003




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COMPANY DISCLOSURE SCHEDULES



         Section:

           2.4               Consents and Approval
           2.6               Undisclosed Liabilities
           2.7               Absence of Certain Changes
           2.8               Litigation
           2.9               Compliance with Law (Permits)
           2.10              Employee Benefit Plans
           2.11              Labor and Employment Matters
           2.12              Taxes
           2.13              Contracts
           2.14              Real Property
           2.15              Intellectual Property
           2.17              Environmental Compliance
           2.18              Affiliate and Non-Arm's Length Transactions
           2.19              Guarantees
           2.20              Customers
           2.24              Property/Assets/Liabilities
           2.29              Bank Accounts
           4.1               Conduct of the Business of the Company
           4.24              Transferred Assets/Liabilities
           5.3(d)            List of "Company Employees"















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EXHIBITS
--------


Exhibit A                                 DriverShield logo

Exhibit B                                 Trademark License Agreement

Exhibit C                                 Security Agreement

Exhibit D                                 Employment Termination Agreement

Exhibit E                                 Web Site Linking Agreement
























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STOCK PURCHASE AGREEMENT, dated as of August 1, 2003 (the "Agreement"), by and among AMERICAN MEMBER CORP., a Florida corporation (the "Buyer"), and Accessity Corp., a New York corporation (the "Seller"), and DriverShield ADS Corp., a New York corporation (the "Company").

            WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company;

            WHEREAS, the Company's principal business is to provide consumer automobile discount club programs through financial institutions and membership organizations. (the "Business");

            WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding shares of the capital stock of the Company; and

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereof, the parties intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

PURCHASE AND SALE OF STOCK
--------------------------

            Section 1.1 Purchase and Sale of Stock. On the Closing Date, upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Company Shares. For the purposes of this Agreement, the term "Company Shares" shall mean all of the issued and outstanding shares of the common stock, no par value per share, of the Company. Additionally, the Seller hereby grants to the Company a perpetual non-exclusive license to use its proprietary auto body shop network for the operation of the Business (the "Shop License"). Under the Shop License, the Company shall be provided access to the data base of members of the auto body shop network and be permitted to make copies of all contracts between the Seller and each member of the auto body shop network..

            Section 1.2 Sale of Web Site. Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, all of Seller's right, title and interest to the web site, having Internet domain names, www.drivershieldautoclub.com, including the source code for the computer programs used to operate the websites, and shall also assign to Buyer all contracts for hosting those websites. Additionally, the Seller shall use all commercially reasonable attempts to terminate its obligations to provide web site links to ClaimsNet, Inc. and PHH Vehicle Management Services, LLC, and following the termination of these obligations, the Seller shall transfer ownership to the Company of the Internet domain names: www.drivershield.com and www.driversshield.com.

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            Section 1.3 Transfer of Telephone Numbers. Seller shall transfer the following telephone numbers to the Company: (800) 276-5662, (954) 340-3606,
(954) 340-3003, (954) 340-3607.

            Section 1.4 Purchase Price. The Buyer and the Company shall pay the Seller Ten Thousand Dollars ($10,000) and reimburse the Seller for all its reasonable attorney's fees incurred during the course of negotiating and consummating this transaction (the "Purchase Price") payable by the Buyer anytime prior to October 1, 2003.

            Section 1.5 Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Seller at 12514 West Atlantic Blvd, Coral Springs, Florida 33071 within three (3) business days after all of the conditions to each party's obligations specified in
Article V hereof have been satisfied or waived by the party entitled to waive the applicable condition, or at such other date, place or time as the parties may agree in writing, on or about September 5, 2003. The date on which the Closing occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date".

            Section 1.6 [Intentionally omitted]

            Section 1.7 Deliveries by the Seller. Subject to the terms and conditions hereof, at the Closing, the Seller will deliver the following to the
Buyer:

(a) stock certificates representing the Company Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer and registered on the stock books of the Company in the name of the Buyer;

(b) the officer's certificate provided for in Section 5.3(h) of this Agreement;

(c) [Intentionally omitted]

(d) [Intentionally omitted]

(e) a certificate of the Secretary of the Seller reasonably satisfactory in form and substance to the Buyer setting forth resolutions of the Board of Directors, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions/authorization have been duly made and have not been rescinded or amended as of the Closing Date.

(f) all of the books and records of the Seller relating primarily to the Company and the Business, including, without limitation, all minute books and stock ledgers relating to the Company;

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(g) if requested by Buyer, letters of resignation and releases reasonably satisfactory to the Buyer effective as of the Closing Date from each director and officer of the Company;

(h) the FIRPTA Certificate provided for in Section 4.6(k) of this Agreement; and

(i) all other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

            Section 1.8 Deliveries by the Buyer. Subject to the terms and conditions hereof, at the Closing, the Buyer will deliver the following to the
Seller:

(a) the officer's certificate provided for in Section 5.2(c) of this Agreement;

(b) a certificate of the Secretary of the Buyer, reasonably satisfactory in form and substance to the Seller setting forth resolutions of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions have been duly made and have not been rescinded or amended as of the Closing Date; and

(c) all other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement.

            Section 1.9 Deliveries by the Buyer and Seller. Subject to the terms and conditions hereof, at the Closing, the Buyer and Seller will execute and deliver, one to the other, the following:

(a) the Trademark License Agreement provided for in Section 4.13 of this Agreement;

(b) the Security Agreement provided for in Section 4.14

(c) the Employment Termination Agreement provided for in Section 4.15.

(d) the Web Site Linking Agreement provided for in Section 4.18.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY
          ------------------------------------------------------------

            The Seller and the Company hereby represent and warrant, jointly and severally, to the Buyer as follows:

            Section 2.1 Organization; Etc. The Seller and the Company (i) are corporations validly existing and in good standing under the laws of their respective jurisdictions of incorporation, (ii) have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted,

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

and (iii) are duly qualified and in good standing to do business in each jurisdiction in which the nature of their respective businesses or the ownership, operation or leasing of their respective properties makes such qualification necessary. The Seller has previously delivered or made available to the Buyer true and complete copies of the organizational documents or comparable governing instruments (including all amendments to each of the foregoing) of the Company as in effect on the date hereof.

            Section 2.2 Authority Relative to this Agreement. Each of the Seller and the Company has all necessary corporate power and authority to execute and deliver this Agreement, the Trademark License Agreement, the Security Agreement, the Employment Termination Agreement and the Web Site Linking Agreement (collectively, the "Transaction Documents"), to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Seller and the Company and the consummation by the Seller and the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller or the Company and no filings or recordations required by the New York Business Corporation Law are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by each of the Seller and the Company and, assuming the due authorization, execution and delivery by the other parties hereto, each such agreement constitutes a legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (the "Bankruptcy Exception").

            Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200 shares of common stock, no par value per share. As of the date hereof there are 100 of such shares issued and outstanding, not including treasury shares, all of which are owned by Seller. At the Closing, Seller shall provide a Certificate of Secretary setting forth the number of shares of common stock of the Company issued and outstanding as of the Closing Date. The Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 2.3 and except for the Company Shares, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights or agreements, either directly or indirectly, to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) additional classes of capital stock or other ownership interests in the Company. There are no preemptive rights, options, warrants, stock appreciation rights (or other securities that have their value tied to

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any other securities of the Company), or other rights, agreements, arrangements or commitments of any character to which the Seller or the Company is a party or by which the Seller or the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company.

(b) The Seller is the record and beneficial owner of all of the Company Shares, free and clear of any Liens other than Permitted Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares) and such shares constitute 100% of the issued and outstanding shares of the Company. The Seller will transfer and deliver to the Buyer at the Closing valid title to the Company Shares free and clear of any Liens other than Permitted Liens) and any such limitation or restriction. The Company does not own, directly or indirectly, any equity or voting interest in, or otherwise control, any Person, and has no agreement or commitment to acquire any such equity or voting interest. For the Purposes of this Agreement, "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "Liens" shall mean any lien, security interest, mortgage, pledge, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, easement or conditional sale or other title retention agreement or other restriction; provided, however, that Liens shall not include any Permitted Lien.

            "Permitted Lien" shall mean, (a) Liens imposed by any Governmental Entity for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; or (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

            Section 2.4 Consents and Approvals; No Violations. Except as set forth in Section 2.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and other Transaction Documents by the Seller or the Company, nor the consummation by the Seller or the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation, as the case may be, or by-laws of the Seller or the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right

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of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Seller or the Company is a party or by which either of them or any of their respective properties or assets are bound, (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule or regulation (collectively, "Laws" and, individually, a "Law") applicable to the Seller or the Company or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any domestic or foreign, federal, state or local governmental or regulatory authority, (a "Governmental Entity") or (e) result in the creation of a Lien on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation. The execution and delivery of this Agreement by the Seller and the Company do not, and the performance by the Seller and the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by the Seller or the Company with or notification to, any Governmental Entity, except pursuant to those applicable requirements of the Exchange Act, the Securities Act, state securities or "blue sky" laws, the rules and regulations of The Nasdaq SmallCap Market ("Nasdaq"), state takeover laws, and any filing or recordation required by the New York Business Corporation Law, all as set forth in Section 2.4 of the Company Disclosure Schedule.

            Section 2.5 SEC Reports; Financial Statements.

(a) The Seller has timely filed all forms, reports, statements and documents required to be filed by it pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and other applicable Securities and Exchange Commission ("SEC") and Nasdaq rules and regulations (A) with the SEC and Nasdaq since December 31, 2000 (collectively, together with any such forms, reports, statements and documents the Seller may file subsequent to the date hereof until the Closing, the "Seller Reports") and (B) with any other Governmental Entities. Each Seller Report (i) was prepared in all respects in accordance with the requirements of the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder, or the rules and regulations of Nasdaq, as the case may be, and (ii) did not at the time it was filed (or, in the case of registration statements filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Seller Reports was prepared in accordance with GAAP (except as may be permitted by Form 10-QSB under the Exchange Act) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the financial position of the Seller as at the respective dates thereof and its results of

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operations, shareholders' equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

(c) Except as and to the extent set forth or reserved against on the balance sheet of the Seller as reported in the Seller Reports, including the notes thereto, the Seller has no liabilities or obligations of any nature (whether direct, indirect, known, unknown, accrued, unaccrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000.

(d) The Seller previously has delivered to the Buyer true and complete copies of the unaudited balance sheets of the Company as of December 31, 2002 and trial balance sheets as of March 31, 2003 (the "Balance Sheets"), together with an unaudited statement of income for the twelve (12) months ended March 31, 2003 (collectively the "Financial Statements"). The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, in all material respects, the financial position and the results of operations of the Company as of the times and for the periods referred to therein. For the purposes of this Agreement, "GAAP" shall mean United States generally accepted accounting principles. The parties acknowledge that the Seller does not allocate certain corporate expenses to the unaudited statements of its subsidiaries.

            Section 2.6 Absence of Undisclosed Liabilities of the Company. Except as and to the extent set forth or reserved against on the Financial Statements, including the notes thereto, the Company has no liabilities or obligations of any nature (whether direct, indirect, known, unknown, accrued, unaccrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2001.

            Section 2.7  [Intentionally omitted]

            Section 2.8 Litigation. Except as set forth in Section 2.8 of the Company Disclosure Schedule, there is no action, suit, proceeding or governmental investigation (each, a "Legal Proceeding") pending or, to the knowledge of the Seller or the Company, threatened against either of the Seller or the Company, including Legal Proceedings which could reasonably be expected to effect Seller's ability to enter into this Agreement, by or before any court or Governmental Entity. There is no Legal Proceeding pending or, to the knowledge of the Seller or the Company, threatened, against either of the Seller or the Company that questions the validity of this Agreement or any action taken or to be taken by the Seller or the Company in connection with the consummation of the transactions contemplated hereby. Except as set forth

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in Section 2.8 of the Company Disclosure Schedule, there is not outstanding or, to the knowledge of the Seller or the Company, threatened, any orders, judgments, decrees or injunctions issued by any Governmental Entity against, affecting or naming the Company (or the Seller, if it could reasonably be expected to effect Seller's ability to enter into this Agreement).

            Section 2.9 Compliance with Law. The Company is in compliance with all Applicable Laws, and neither the Seller nor the Company has notice or a reasonable basis to believe that the Company has in any material respect violated any such Applicable Law. The Company has all permits, licenses, and other governmental authorizations, consents, and approvals necessary to conduct its business as currently conducted (collectively, the "Permits"). All of the Permits are identified in Section 2.9 of the Company Disclosure Schedule. The Company is not in violation of the terms of any Permit, nor has the Company engaged in any activity that is reasonably likely to cause revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the Seller's knowledge, threatened. For the purposes of this Agreement, the term "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law (including common law), ordinance, rule, administrative interpretation, regulation, order, judgment, award, injunction, writ or decree applicable to the parties or the provisions of this Agreement.

            Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company and, to the knowledge of the Seller, each Person acting as an agent of the Company has, since January 1, 2000, complied in all material respects with Applicable Laws, having the purpose or effect of prohibiting unlawful discrimination against customers or potential customers and, to the knowledge of the Seller, the Company has not received any complaints from any Person or Governmental Entity that the Company or any Person acting as an agent of the Company has engaged in any unlawful discrimination.

            Section 2.10  Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of all 401(k), equity compensation, incentive compensation, stock incentive plans, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements (including, without limitation, all employment, termination or severance agreements), all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA"), in each case, that is maintained, sponsored or contributed to or required to be contributed to by Seller or the Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller or the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Seller or the Company or an ERISA Affiliate is a party, whether written or oral, (collectively, the "Seller Benefit Plans"). Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, neither Seller nor the Company sponsors or contributes to any other employee plans (including employee benefit plans) or programs

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including pension, retirement, profit sharing, deferred compensation, employee stock ownership, or severance plans or programs, and neither the Seller nor the Company has made any commitment to establish any new plan or program or modify any existing plan or program. Seller has delivered to Buyer true and complete copies of (i) the Seller Benefit Plans (including related trust agreements, custodial agreements, insurance contracts, investment contracts and other funding arrangements, if any, and adoption agreements, if any), (ii) all amendments to the Seller Benefit Plans, (iii) written interpretations of the Seller Benefit Plans, (iv) material employee communications by the plan administrator of any Seller Benefit Plan (including summary plan descriptions and summaries of material modifications, as defined under ERISA), (v) the three
(3) most recent annual reports (e.g., the complete Form 5500 series) prepared in connection with each Seller Benefit Plan (if any such report was required), including all attachments (including the audited financial statements, if any) and (vi) the three (3) most recent actuarial valuation reports prepared in connection with each Seller Benefit Plan (if any such report was required).

            There has been no amendment to, interpretation or announcement (whether or not written) by Seller relating to, or change in employee participation or coverage under, any Seller Benefit Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect of such Seller Benefit Plan for the most recent plan year.

(b) Except as disclosed in Section 2.10(b) of the Company Disclosure Schedule, all the Seller Benefit Plans and the related trusts comply with and have been administered in all material respects in compliance with, their terms, ERISA, the Code, and Applicable Laws. Seller has not received any written notice from any Governmental Entity questioning or challenging such compliance or administration.

(c) Except as disclosed in Section 2.10(c) of the Company Disclosure Schedule, there are no pending, or to the knowledge of Seller, threatened claims or disputes under the terms of, or in connection with, a Seller Benefit Plan other than routine claims for benefits which are payable in the ordinary course, and no material litigation or proceeding has been commenced or is expected to be commenced with respect to any Seller Benefit Plan. There is no pending or, to the knowledge of Seller, threatened proceeding by any governmental authority of or against any Seller Benefit Plan, the assets held thereunder, the trustee of any such assets, or Seller relating to any of the Seller Benefit Plans.

(d) No Seller Benefit Plan is subject to Title IV of ERISA. No material liability under Title IV or Section 302 of ERISA has been incurred by the Seller, the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Seller, the Company or any ERISA Affiliate of incurring any such liability.

(e) Each Seller Benefit Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Seller's knowledge, no condition exists that would reasonably be likely to adversely affect such qualification. Seller has delivered to Buyer the

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latest determination letters of the Internal Revenue Service relating to each
Seller Benefit Plan intended to be qualified under Code Section 401(a). Such determination letters have not been revoked. Furthermore, there are no pending proceedings or, to the knowledge of Seller, threatened proceedings in which the "qualified" status of any applicable Seller Benefit Plan is at issue and in which revocation of the determination letter has been threatened. Each applicable Seller Benefit Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would adversely affect the "qualified" status of the Plan. There has been no termination or partial termination, as defined in Code Section 411(d) and the regulations thereunder, of any Seller Benefit Plan.

(f) Except as disclosed in Section 2.10(f) of the Company Disclosure Schedule, no Seller Benefit Plan provides benefits, including any severance or other post-employment benefit, salary continuation, termination, death, disability, health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any pension plan, (iii) deferred compensation benefits accrued as liabilities on Seller's financial statements or interim financial statements or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) No Seller Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than coverage mandated by Applicable Law.

(h) Except as disclosed in Section 2.10(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, including without limitation any payment under any employment contract between any Employee and Seller or the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or awards due any such Employee or former employee or (iii) cause any compensation or payment to any Employee to not be deductible for federal income tax purposes by virtue of Sections 280G or 4999 of the Code.

(i) Seller has not engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA Section 404, or in any "prohibited transaction" within the meaning of ERISA Section 406(a) or 406(b), or of Code Section 4975(c), with respect to any Seller Benefit Plans. To the knowledge of Seller, no other "party in interest," as defined in ERISA Section 3(14), or "disqualified person," as defined in Code Section 4975(e)(2), has engaged in any such "prohibited transaction".

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(j) No liability has been incurred by Seller or by an ERISA Affiliate for any tax, penalty or other liability with respect to any Seller Benefit Plan and, to the knowledge of Seller, such plans do not expect to incur any such liability prior to the Closing Date.

(k) Seller has made all required contributions under each Seller Benefit Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in Seller's financial statements and the interim financial statements.

(l) Seller has complied with, and satisfied, the requirements of COBRA with respect to each Seller benefit Plan that is subject to the requirements of COBRA. Each Seller Benefit Plan which is a group health plan, within the meaning of Code Section 9832(a) has complied with and satisfied the applicable requirements of Code Sections 9801 and 9802.

(m) Neither Seller nor any ERISA Affiliate has contributed to or been obligated to contribute to a "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

            Section 2.11 Labor and Employment Matters.

(a) Schedule 2.11(a) contains a correct and complete list of all employees of the Company ("Company Employees") and, as separately designated on Schedule 2.11(a), employees of Seller, Seller's Affiliates, or independent contractors who perform essential services for the Company ("Service Employees") as of the date of this Agreement, specifying for each person his or her job title and rate of annual base salary or other compensation and target annual bonus opportunity (Company Employees and Service Employees collectively, "Employees"). Except as disclosed in Section 2.11(a) of the Company Disclosure Schedule or otherwise provided pursuant to this Agreement, the employment of all Company Employees is terminable at will by the Company without any penalty or severance obligation of the Company. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, (i) neither the Company nor the Seller is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association and, to the knowledge of the Seller and the Company, no attempt to organize any of the Employees or any employees of Seller has been made or is pending, (ii) since January 1, 1998, the Company and the Seller have not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made or threatened against it, (iii) since January 1, 1998, no state wage and hour department investigations have been made of the Company or the Seller, (iv) since January 1, 1998, there has been no labor strike, dispute, slowdown, stoppage or lockout against or affecting the Company or the Seller, (v) no unfair labor practice charge or complaint against the Company or the Seller has been threatened or is pending before the National Labor Relations Board or any similar Governmental Entity, and (vi) there are no written personnel policies, rules or procedures applicable to any Employees of the Company, other than those set forth in
Section 2.11(a) of the Company Disclosure Schedule, true and correct copies of which have heretofore been delivered to the Buyer. Except as set forth in
Section 2.11 (a) of the Company Disclosure Schedule, there are no employment contracts or severance agreements with any Employees or independent contractors of the Company.

(b) Since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or the Seller; or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or the Seller; nor has the Company or the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, the Company or the Seller has not suffered an "employment loss" (as defined in the WARN Act) since 3 months prior to the date of this Agreement.

            Section 2.12  Taxes.

(a)         Except as set forth in Section 2.12 of the Company Disclosure
            Schedule:

            (i) The Company (i) has timely filed (or caused to be filed when due) with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by it and all such Tax Returns are true, correct and complete, (ii) has paid all Taxes (as hereinafter defined) due and payable by it, and (iii) is a "C" corporation for federal tax purposes, and (iv) established in the most recent Financial Statements reserves that are adequate for the payment of any Taxes not yet due and payable;

            (ii) The Seller has prior to the date hereof provided to the Buyer copies of all Tax Returns applicable to the Company;

            (iii) There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company may be subject or liable;

            (iv) There is not now pending, nor to the knowledge of each the Seller and the Company is there any threat of an audit, assessment, collection, suit, action, administrative proceeding, investigation or other proceeding by any Governmental Entity relating to (i) any Taxes due from or with respect to the Company, or (ii) any Tax Return of or with respect to the Company;

            (v) There are no Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due;

            (vi) The Company (i) is not a party to, bound by, or obligated under any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or any similar contract or arrangement and (ii) has no potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement;

            (viii)The Company has not agreed, nor is it required to make, any adjustment under Sections 446(e) or 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not expired;

            (ix)The Company has not received a ruling from any Tax authority, nor has it entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or any other agreement with similar Tax purposes;

            (x) The Company has complied with all applicable laws relating to the withholding of Taxes and has timely withheld and paid over to the relevant Tax authority all amounts required to be so withheld and paid over for all periods under all applicable laws, including withholding in connection with payments to employees, independent contractors, creditors, partners, stockholders or other third parties;

            (xi) The Company has not been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group other than the group in which Seller (or its Affiliates) is the common parent;

            (xii) The Company has not filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;

            (xiii) No jurisdiction where the Company does not file a Tax Return has made a Claim that the Company is required to file a Tax Return for such jurisdiction;

            (xiv) and the deduction of any amount payable or benefit provided pursuant to the terms of any plan, agreement or arrangement, whether written or oral, of the Company will not be subject to disallowance under Section 162(a)(1), 162(m) or 280G of the Code;

            (xv) No person is entitled to receive any "gross-up" payment from the Company in the event that the excise tax of Section 4999(a) is imposed on such Person;

            (xvi) Since the date of the Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business; and

            (xvii) No power of attorney is currently in force with respect to any matter relating to Taxes of the Company.

(b) For the purpose of this Agreement, (i) the term "Tax" or "Taxes" shall mean
(x) any taxes, customs, duties, levies, fees or other like assessment or charge of any kind whatsoever imposed by any Governmental Entity (including, but not limited to, any taxes on or with respect to net or gross income, gross receipts, franchise, profits, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, gains, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative or added minimum, real property, doing business, or any disability insurance contributions, unemployment insurance contributions or workers' compensation contributions), together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (y) any liability for the payment of any amounts described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability and (z) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y). (ii) "Tax Return" shall mean all returns, reports, statements, declarations, estimates and forms or other documents (including any related or supporting information) required to be filed by, or on behalf of the Company with respect to Taxes; and (iii) the term "Code" shall mean the Internal Revenue Code of 1986, as amended.

            Section 2.13 Contracts.

(a) Section 2.13(a) of the Company Disclosure Schedule contains a correct and complete list of all Contracts pursuant to which the Company is a party to or bound by; and

            (i) have a duration of three months or more and are not terminable without penalty upon 60 days or less prior written notice by any party;

            (ii) require or could reasonably be expected to require any party thereto to pay $15,000 or more in any twelve month period, or $50,000 or more in the aggregate;

            (iii) require or could require any severance or retention payments to Employees after the Closing Date;

            (iv) contain any restrictive covenant, confidentiality or non-competition agreement;

            (v) constitute a lease or license of any Intellectual Property from any third party;

            (vi) regard the employment, services, consulting, termination or severance from employment of any director, officer, Employee, Company Employee, or other Person;

            (vii) constitute a trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

            (viii) constitute an agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for checks endorsed for collection);

            (ix) any contract with non-standard payment terms, in each case;

            (x) limit the freedom of the Company to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure Contract or any Contract that may be terminable as a result of the Buyer's status as a competitor of any party to such Contract;

            (xi) are with an Affiliate or are between the Company and an Affiliate(s) (including the Seller), on one hand, and a third party, on the other hand (the "Joint Contracts");

            (xii) provide for a joint venture or partnership with any other Person;

            (xiii) are not in writing, true and correct summaries of which have been provided to Buyer;

            (xiv) constitute a contract entered into by the Company other than in the ordinary course consistent with past practice; or

            (xv) has granted or been granted forgiveness or waived or been granted a waiver of any rights or obligations under such Contract.

(b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule:
(i) all of the Contracts are valid and binding and are in full force and effect, the Company is not in default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in the Company being in default under or result in the waiver or loss of any right or obligation in favor of the Company under any of the terms of the Contracts, (ii) none of the Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement, (iii) none of the Contracts contains a change of control provision that would either prohibit the transactions contemplated by this Agreement or require the consent of any third party; (iv) the Company is a party to a written agreement with all suppliers of goods and services to the Company and (v) there exists no default or event of default or event, occurrence, condition or act, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Contract or result in the waiver or loss of any right or obligation in favor of the Company. True, correct and complete copies of all Contracts have been delivered to the Buyer.

(c) For the purpose of this Agreement the term "Contract" means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease or obligation of any kind or character to which the Company is a party or that is binding on the Company or its assets or business.

            Section 2.14 Real Property. Section 2.14 of the Company Disclosure Schedule sets forth a list of all real property leased or subleased by or on behalf of the Company along with all documentation and amendments related thereto (the "Real Property Lease") and includes the expiration date of any Real Property Lease. The Company does not own any real property. The Seller agrees to permit Barry J. Spiegel to retain the use of his present office located at 12514 West Atlantic Blvd, Coral Springs, Florida 33071, secretarial support services for himself, office space for and the use of all existing office equipment by the Company's employees on the date hereof, for a period of twelve (12) months from the Closing Date at a monthly fee of Five Hundred Dollars ($500.00) that may be terminated by Mr. Spiegel or the Seller upon sixty (60) days advance written notice. The Company shall be fully responsible for the cost of all telephone and facsimile charges incurred by the Company following the Closing Date.

            Section 2.15  Intellectual Property.

(a) As used herein, the term "Intellectual Property" means (i) all trade names, trademarks, service marks, product designations, trade dress, logos, slogans, and designs and general intangibles of a like nature together with goodwill, all registrations and applications related to the foregoing (collectively, "Trademarks") set forth in Section 2.15(a) of the Company Disclosure Schedule;
(ii) the Internet domain names set forth in Section 2.15(a) of the Company Disclosure Schedule; (iii) the patents, patent applications, disclosures of inventions and the patents issued upon patent applications or based upon such invention disclosures (collectively, "Patents") set forth in Section 2.15(a) of the Company Disclosure Schedule; (iv) the copyrights, copyright registrations and copyright applications (collectively, "Copyrights") set forth in Section 2.15(a) of the Company Disclosure Schedule; (v) all copies of computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site other than mass market software licensed to the Company that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap", "click-through" or other standard form license agreements (collectively, "Software") and (vi) the confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items collectively, "Trade Secrets"), in the case of each of (i) through (vi) of this paragraph, held for use or used in or related to the business of the Company as conducted as of the Closing Date (including all documentation relating thereto) or as contemplated to be conducted and any licenses to use any of the foregoing.

(b) Section 2.15(b) of the Company Disclosure Schedule sets forth, for all Intellectual Property owned directly or indirectly, or licensed, leased or otherwise used, by the Company, a complete and accurate list, of all U.S. and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations owned directly or indirectly by either the Company), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights.

(c) Section 2.15(c) of the Company Disclosure Schedule lists all contracts for material Software which is licensed, leased or otherwise used by the Company, and all Software which is owned by the Company ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

(d) Section 2.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

(e) Except as set forth in Section 2.15(e) of the Company Disclosure Schedule:

            (i) The Company owns or has the right to use all Intellectual Property, free and clear of all Liens other than Permitted Liens;

            (ii) Any Intellectual Property owned by the Company, the Seller or any of their respective Affiliates and used by the Company, has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

            (iii) Any Intellectual Property used by the Company but not owned by the Company, the Seller or any of their respective Affiliates has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

            (iv) Neither the Seller nor the Company has received written notice from any third party regarding any actual or potential infringement by the Company of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company;

            (v) Neither the Seller nor the Company has received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any subsidiary of the Company and the Company has no knowledge of any basis for such a claim;

            (vi) The Company has not licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;

            (vii) No third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Company;

            (viii) The License Agreements are valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally;

            (ix) The Company takes reasonable measures to protect the confidentiality of Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements. No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that the Company and the Seller reasonably believe adequately protects the Company's proprietary interests in and to such Trade Secrets;

            (x) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's rights to own or use any of the Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

            (xi) All Proprietary Software set forth in Section 2.15(c) of the Company Disclosure Schedule, was either developed (a) by employees of the Company within the scope of their employment; or (b) by independent contractors who have assigned all of their rights to the Company pursuant to written agreement.

(f)Except as set forth in Section 2.15(f) of the Company Disclosure Schedule, neither the Seller nor the Company:

            (i) has granted to any third party any exclusive rights of any kind (including, without limitation, exclusivity with regard to categories of advertisers on any World Wide Web site, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Intellectual Property), nor has the Seller or the Company granted any third party any right to market any of the Intellectual Property under any private label or "OEM" arrangements;

            (ii) has any outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which the Seller or the Company has allowed third parties to advertise on or otherwise be included in a World Wide Web site) that the Company currently expects to result in any material loss to the Company upon completion or performance thereof;

            (iii) has any oral contracts or arrangements for the sale of advertising or any other product or service; or

(iv) employs any employee, contractor or consultant who, to the Company's knowledge, is in violation of any material term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with the Company or, to the Seller's or the Company's knowledge, any other party because of the nature of the Business.

            Section 2.16  [Intentionally omitted]

            Section 2.17 Environmental Compliance. Except as set forth in
Section 2.17 of the Disclosure Schedule: (a) the Company is in compliance with all applicable Environmental Laws; (b) the Company has all material Permits required under any applicable Environmental Laws and are in compliance with their respective requirements; and (c) there are no pending or, to Seller's knowledge, threatened claims under Environmental Laws against the Company. For the purposes of this Agreement, the term "Environmental Laws" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of materials of environmental concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of materials of environmental concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting materials of environmental concern.

            Section 2.18 Affiliate and Non-Arm's Length Transactions. Since January 1, 2000, the Company has not made any payment or loan to, or borrowed any moneys from or become otherwise indebted to, any officer, director, Employee, Company Employee, shareholder, Affiliate of the Company or any other Person not dealing at arm's length with the Company, except as disclosed in
Section 2.18 of the Company Disclosure Schedule and except for usual employee reimbursements and compensation paid in the ordinary course. Except as described in Section 2.18 of the Company Disclosure Schedule and except for Contracts of employment, the Company is not a party to any Contract with any officer, director, Employee, shareholder or Affiliate of the Company or any other Person not dealing at arm's length with the Company. Except as described in Section
2.18 of the Company Disclosure Schedule, neither Seller nor any officer, director or shareholder of the Company and no entity which is an Affiliate of one or more of such individuals: (a) owns, directly or indirectly, any interest in (except for shares representing less than 1% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Company or a lessor, lessee, supplier, distributor, sales agent or customer of the Company; (b) owns, directly or indirectly, in whole or in part, any property used in the operation of the business of the Company; or
(c) has to the knowledge of the Seller or the Company any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for any claims in the ordinary course such as for accrued vacation pay and accrued benefits under any employee plans. Section 2.18 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of all Contracts, transfers of assets or liabilities or commitments or transactions, whether or not entered into in the ordinary course, to or by which the Company, on the one hand, and the Seller, an Affiliate of the Seller or any officer, director, employee or shareholder of the Seller, an Affiliate of the Seller or the Company, on the other hand, are a party or are otherwise bound or affected that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations. For the purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

            Section 2.19 Guarantees. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Seller nor any other third party (including any Affiliate) has guaranteed the duties, performance, or obligations (financial or otherwise) of the Company for the benefit of any Person. Except as set forth in Section 2.19 of the Company Disclosure Schedule, the Company has not guaranteed the duties, performance or obligations (financial or otherwise) of any Person.

            Section 2.20 Customers. Section 2.20 of the Seller's Disclosure Schedule sets forth the twenty (20) largest customers (each a "Material Customer") of the Company as of the date hereof, based on gross revenues received from each such customer during such period. Neither Seller nor the Company has received written notice, or to Seller's knowledge any oral notice, from any Material Customer that such Material Customer is canceling or otherwise substantially reducing its usage or purchase of the products and services of the Company. Except as set forth in Section 2.20 of the Company Disclosure Schedule, the Company has a written agreement with each Material Customer.

            Section 2.21 Brokers; Finders and Fees. The Seller has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

            Section 2.22 Accounts Receivable. All information set forth in the March 31, 2003 balance sheet with respect to accounts receivable of the Company is true, accurate and complete as of March 31, 2003, and since that date up to and including the Closing Date there has been no material adverse change with respect to the amount, validity, or collectibility of accounts receivable of the Company, except for increases or decreases in the amount of accounts receivable due to the continued operation of the Company in its ordinary course of business. Such accounts receivables are, and at the Closing Date, to the extent not theretofore collected, will be, valid and existing evidence of monies due for services performed or goods sold.

            Section 2.23 Insurance. The Company is presently insured, and since its inception has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company, in the Company's reasonable estimation, provide adequate coverage against loss. The Company has furnished to the Buyer a complete and correct list as of the date hereof of all insurance policies maintained by the Company, and has made available to the Buyer complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Company has complied in all material respects with the terms of such policies.

            Section 2.24 Properties/Assets/Liabilities. The Company has good and marketable title, free and clear of all Liens to all of its properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Financial Statements as being owned by Company as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements,
(ii) Liens disclosed in the notes to the Financial Statements, and (iii) Liens arising in the ordinary course of business after the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets that are material to its business, held under leases or sub-leases by Company are held under valid instruments enforceable in accordance with their respective terms, subject to the Bankruptcy Exception. All of Company's equipment in regular use which is needed for the operation of Company has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. The Company has good and marketable title, free and clear of all Liens to all assets necessary to conduct the Business as such is being conducted on the date of this Agreement and proposed to be conducted, and such assets are not owned or held by any other Person. A list of all such assets having a value in excess of $1,000 is set forth on Section 2.24 of the Company Disclosure Schedule. A list of all Assets and Liabilities of the Company that are to be transferred from the Company to the Seller and/or a Seller's subsidiary is set forth in Section 4.24 of the Company Disclosures Schedule and labeled "Transferred Assets/Liabilities".

            Section 2.25 Certain Business Practices. None of the Company, the Seller or any of their respective directors, officers, agents or employees (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

            Section 2.26 New York Business Corporation Law. The board of directors of the Seller has approved this Agreement. To the Knowledge of the Seller and the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, or the transactions contemplated by this Agreement. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement.

            Section 2.27 Business Activity Restriction. There is no non-competition or other similar agreement, commitment, order of any Governmental Entity to which the Seller or the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by the Company before or after the Closing. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

            Section 2.28 Privacy. The Company is, and has always been, in compliance with its then-current privacy policy, including those posted on the Company's Web site(s). The Company has conducted its business and maintained its data at all times in accordance with all applicable Federal, state and other laws, including, but not limited to, those relating to the use of information collected from or about consumers. The Company is, and has always been, in compliance with its customers' privacy policies, when required to do so by contract.

            Section 2.29 Bank Accounts. Section 2.29 of the Company Disclosure Schedule sets forth a complete list of all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories.

            Section 2.30 Disclosure. No representation or warranty by the Seller or the Company in this Agreement and no statement contained in any document or other writing furnished or to be furnished to the Buyer or its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

            The Buyer hereby represents and warrants to the Seller as follows:

            Section 3.1 Organization; Etc. The Buyer is a Florida Corporation.

            Section 3.2 Authority Relative to this Agreement. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, each such agreement constitutes a legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy Exception.

            Section 3.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby and thereby will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound, (b) violate any order, writ, injunction, decree or award rendered by any Governmental Entity or Laws applicable to the Buyer, any of their respective subsidiaries or any of their respective properties or assets, or (c) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity.

            Section 3.4 Brokers; Finders and Fees. Neither the Buyer nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

            Section 3.5 Investment Representations. The Buyer understands that as of the Closing Date, the Company Shares will not have been registered under the Securities Act. The Buyer also understands that the Company Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Buyer's representations contained in the Agreement. The Buyer hereby represents and warrants that it is an "accredited investor" within the meaning of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act").


                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

            Section 4.1 Conduct of Business of the Seller. During the period from the date of this Agreement to the Closing Date, except (x) as otherwise contemplated by this Agreement or the transactions contemplated hereby, (y) for those matters set forth in Section 4.1 of the Company Disclosure Schedule, or
(z) consented to by the Buyer in writing, the Company shall, and Seller shall cause the Company to, conduct the business of the Company as follows:

(a) The business of the Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and Seller shall cause the Company to use its commercially reasonable best efforts to preserve the business organization of the Company intact, keep available the services of the current officers and employees of the Company and maintain the existing relations with customers, suppliers, creditors, business partners, landlords, employees and others having business dealings with the Company. The Company shall not institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than minor changes in the ordinary course of business and consistent with past practice;

(b) The Company shall not: (i) amend its articles of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c) The Company shall not organize any new subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(d) The Company shall not modify, amend or terminate any of the Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(e) The Company shall not: incur or assume any long-term debt, or except in the ordinary course of business, incur or assume short-term indebtedness from the date hereof until the Closing; pay, repay, discharge, purchase, repurchase or satisfy any indebtedness issued or guaranteed by the Company, except as required by the terms thereof; modify the terms of any indebtedness or other liability; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; make any loans, advances or capital contributions to, or investments in, any other Person; enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); write down the value of any inventory or write off as uncollectible any notes or accounts receivable except in the ordinary course of business consistent with past practice, dispose of or permit to lapse any rights to any Intellectual Property or change any of the banking or safe deposit arrangements described or referred to in the Company Disclosure Schedules;

(f) The Company shall not lease, license, mortgage, pledge or encumber any assets other than in the ordinary course of business and consistent with the past practice or transfer, sell or dispose of any assets other than in the ordinary course of business and consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property;

(g) The Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business of wages payable to employees who are not officers or directors or Affiliates of the Company) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(h) The Company shall not (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company is unconditionally obligated to do so on the date hereof, or
(iii) amend in any material respect any such existing plan, agreement or arrangement or any Seller Benefit Plan in a manner inconsistent with the foregoing;

(i) The Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice and consent of Buyer;

(j) The Company shall not enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practices;

(k) The Company shall not pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet date in the ordinary course of business;

(l) The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(m) The Company shall not (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle, compromise or agree to any adjustment of any Tax attribute or any claim or assessment relating to any Taxes, Tax Return or Tax Claim, surrender any right to claim a refund of Taxes, file any amended Tax Return, or consent to any waiver of the statute of limitations for any such claim or assessment;

(n) The Company shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article V not being satisfied, or would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Buyer, or the Seller to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(o) The Company shall not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing; and

(p) The Company shall provide such standard periodic reports (produced by Seller or the Company in the ordinary course of their business) to Buyer as reasonably requested by Buyer and permit site visits by Buyer's representatives for purposes of ongoing due diligence and for verifying compliance with the provisions of this Section 4.1.

            Section 4.2 Access to Information for the Buyer. From the date of this Agreement to the Closing, the Seller shall (i) give the Buyer and its authorized representatives reasonable access to all books, records, documents, personnel, offices and other facilities and properties of the Company, its attorneys, and its accountants, (ii) permit the Buyer to make such copies and inspections thereof as the Buyer may reasonably request and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer's expense, during normal business hours, under the supervision of the personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Company.

            Section 4.3 Consents; Cooperation. Each of the parties shall cooperate and use its commercially reasonable efforts to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement. Section
4.4 Commercially Reasonable Efforts. Each of the parties shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            Section 4.5 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated thereby, except as in the reasonable judgment of a party may be required by law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will use their best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the Closing, the parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

            Section 4.6 Tax Matters.

(a)         Tax Returns

            (i) The Seller shall prepare and timely file (or cause to be filed when due) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and the Seller shall pay (or cause to be paid) any and all Taxes due and payable in respect to such Tax Returns. All Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable law.

            (ii) During the period from the date hereof to the Closing Date, the Seller shall cause the Company to: (i) timely file all Tax Returns required to be filed by it ("Post-Signing Tax Returns") and such Post-Signing Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable and
            (iii) promptly notify the Buyer of any federal or state income or franchise (or other material) Tax Claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to any ongoing Tax matters), including material Tax liabilities and material Tax refund claims. The Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable periods ending after the Closing Date and, subject to Sections 4.6(b)(iii) and 4.6(c), the Buyer shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.

            (iii) With respect to any Tax Return required to be filed by the Buyer for or on behalf of Company for or relating to any taxable year or period beginning on or before and ending after the Closing Date (a "Straddle Period"), the Buyer shall provide the Seller with a copy of such Tax Return and a statement specifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 4.6(c) and (d) (the "Straddle Period Statement"), together with appropriate supporting information, at least forty-five (45) days prior to the due date (including any extension thereof) for the filing of such Tax Return. Such Tax Return shall be prepared in accordance with the past practice of the Company, if any, to the extent permissible under Applicable Law. The Seller shall pay the Buyer, in immediately available funds, the amount of Tax set forth on the Straddle Period Statement for which Seller is liable pursuant to Section 4.6(c) and (d) no later than 3 days prior to the due date of any such Tax Return.

            (iv) Seller shall not amend any Tax Return of or relating to the Company for any taxable year ending on or before the Closing Date or with respect to any Straddle Period without the consent of the Buyer, which consent shall not be unreasonably delayed or withheld.

(b)         Indemnification

            (i) From and after the Closing Date, the Seller shall indemnify, defend and hold the Buyer, Buyer Indemnitees (as defined herein) and the Company harmless from and against all Buyer Damages (as defined herein) asserted against and will reimburse the Buyer, Buyer Indemnitees and the Company for any and all Buyer Damages incurred or suffered to the extent such Buyer Damages arise out of or are attributable or related to (without duplication):

                  (1) all Taxes imposed on the Company relating or attributable to taxable periods ending on or prior to the Closing Date ("Pre-Closing Period") and, with respect to any period that begins on or before and that ends after the Closing Date (in each case, a "Straddle Period"), the portion of such Straddle Period deemed to end on and include the Closing Date (in the manner determined pursuant to Section 4.6(d));

                  (2) all Taxes imposed on the Company under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any tax period ending on or before, or that includes, the Closing Date;

                  (3) [Intentionally omitted]

                  (4) all Transfer Taxes for which Seller is liable pursuant to
                  Section 4.6(f) of this Agreement;

                  (5) the inaccuracy of any representation or warranty of the Seller contained in Section 2.12 of this Agreement;

                  (6) the breach of any representation or warranty contained in
                  Section 2.12 of this Agreement; and

                  (7) the breach by Seller or failure of Seller to perform (or cause to have performed) any of the covenants made by it contained in Section 4.1(m) and this Section 4.6.

(ii) From and after the Closing date, the Buyer shall indemnify, defend and hold the Seller and Seller Indemnitees (as defined herein) harmless from and against all Seller

            Damages (as defined herein) asserted against and will reimburse the Seller and Seller Indemnitees for any and all Seller Damages incurred or suffered to the extent such Buyer Damages arise out of or are attributable or related to Taxes imposed on the Company with respect to taxable periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (as determined pursuant to Section 4.6(d));

(c) Computation of Tax Liabilities. For purposes of Section 4.6(c), in order to apportion appropriately any Taxes relating to a Straddle Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Company. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

            (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and

            (ii) in the case of Taxes not described in Section 4.6(d)(i) that are imposed on a periodic basis and measured by the amount, value or level of any item (such as personal property taxes and real estate taxes), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

(d)         Contest Provisions

            (i) After the Closing, each of the Buyer and the Company, on the one hand, and the Seller, on the other hand, (the "Recipient") shall promptly notify the chief tax officer (or other officer if no such position exists) of the other party in writing (including by facsimile) of the receipt by the Recipient of any written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other similar claim (a "Tax Claim") received by Recipient from any Tax authority or any other party with respect to Taxes which, if determined adversely, could be grounds for indemnification under this Section 4.6; provided however, that a failure by the Buyer to give such notice shall not affect the Buyer's or Company's rights to indemnification under Section 4.6 unless and to the extent the Seller is materially and adversely prejudiced as a consequence of such failure.

            (ii) The Seller may elect to control the conduct, through counsel of the Seller's own choosing and at the Seller's own expense and with the participation of the Buyer, or any Tax Claim involving any asserted liability with respect to or relating to any Pre-Closing Period. If the Seller desires to elect to control any such Tax Claim, the Seller shall within 10 calendar days of receipt of the notice of asserted Tax liability notify Buyer in writing of its intent to do so. If the Seller properly elects to control such Tax Claim, then the Seller shall have all rights to settle, compromise and/or concede such asserted liability and the Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate at the expense of the Seller, in each phase of such Tax Claim; provided however, that the Seller shall not settle, compromise and/or concede such asserted liability if such settlement, compromise or concession could increase the Tax liability of any of the Buyer (or any of its Affiliates) or the Company for any other taxable period without the consent of the Buyer. If the Seller does not elect to control a Tax Claim for a Pre-Closing Period pursuant to this Section 4.6(e) (or, after assuming control, the Seller fails to reasonably defend against such Tax Claim), the Buyer or the Company may without affecting its or any other indemnified party's rights to indemnification under this
            Section 4.6, assume and control the defense of such Tax Claim with participation by the Seller (at Seller's expense); provided, however, that the Buyer may not settle or compromise such Tax Claim without the consent of the Seller, which consent shall not be unreasonably withheld.

(e) Transfer Taxes. The Seller will pay or cause to be paid any sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The Seller will be responsible for preparing and timely filing (and the Buyer will cooperate with the Seller at the Seller's expense in preparing and filing) any Tax Returns required with respect to any such Transfer Taxes. The Seller will provide to the Buyer a true copy of each such Tax Return as filed and evidence of timely filing thereof.

(f) Termination of Tax Sharing Agreements. As of the Closing, all Tax sharing agreements or similar agreements, written or unwritten, with respect to or involving the Company shall be terminated and, after the Closing Date, the Company shall not have any further rights or obligations under any such agreement.

(h) Accounting and Tax Records. The Buyer acknowledges that the Seller, from time to time after the Closing Date, require access to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, the Buyer and the Company shall (I) use its reasonable best efforts to properly retain and maintain such records for seven (7) years after the Closing Date and subject to sub-Sections (2) and (3) of 4.6(h) may thereafter destroy, abandon or dispose of all or a portion of such records in its sole discretion, (ii) upon written notice by the Seller to the Buyer (within 90 days prior to the end of the 7 year period following the Closing Date) that Seller requests all or a portion of such records, Buyer shall transfer such records (or copies of such records) to the Seller at Seller's expense and (iii) allow the Seller and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, from time to time, to inspect, review and make copies of such records as the Seller may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Seller during normal business hours and at the Seller's expense. The Seller shall reimburse the Buyer for its reasonable out-of-pocket costs and expenses incurred in conjunction with such efforts. The Buyer shall not be required by this Section 4.6(h) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

(i)         Tax Assistance and Cooperation.

            (i) The Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any Tax Claim, suit or proceeding related to any proposed adjustment. Any information obtained under this
            Section 4.6(i) shall be kept confidential except (1) as may be otherwise necessary in connection with the filing of Tax Returns or Tax Claims for refund or in conducting an audit or other proceeding or (2) with the consent of the Seller or the Buyer, as the case may be.

            (ii) Subject to 4.6(e), the Buyer shall not permit the Company (1) to take any action (other than actions in the ordinary course of business or with respect to any election) on the Closing Date that will increase the Seller's liability for Taxes, without consent of the Seller or (2) make or change any Tax election or amend any Tax Return (other than with respect to the carryback of the Tax attribute form a period ending after the Closing Date), with respect to or relating to Pre-Closing Periods of the Company, as the case may be without the consent of the Seller or (3) waive or extend any statute of limitations with respect or relating to Pre-Closing Periods of the Company without the consent of the Seller, not to be unreasonably withheld.

            (iii) Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not, and the Buyer shall not be required by the Seller to, amend any Tax Return of or relating to the Company.

(j)         Tax Audits

            (i) After the Closing, each of the Buyer, on the one hand, and the Seller, on the other hand ("Recipient"), will promptly notify the other party in writing upon receipt by the Recipient or any of its Affiliates (including in the case of the Buyer, the Company) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim ("Tax Claim") received by the Recipient form any Tax authority or any other party with respect to Taxes for which the Seller is liable pursuant to Section 4.6(c), provided, however, that a failure by the Buyer to give such notice will not affect the Buyer's or the Company's rights to indemnification under Section 4.6(c) unless and to the extent such failure materially and adversely affects the Seller's rights to participate in and defend such Tax Claim. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

            (ii) The Seller may elect to control the conduct, through counsel of the Seller's own choosing and at the Seller's own expense and with the participation of the Buyer, of any Tax claim involving any asserted liability with respect to or relating to any Pre-Closing Period only. If the Seller elects to control any such Tax Claim, the Seller shall within 30 calendar days of receipt of the notice of asserted Tax liability notify the Buyer in writing of its intent to do so. If the Seller properly elects to control such a Tax Claim, then the Seller shall have all rights to settle, compromise and/or concede such asserted liability and the Buyer shall cooperate and shall cause the Company or any of their successors to reasonably cooperate, at the expense of the Seller, in each phase of such Tax Claim; provided, however, that the Seller shall not settle, compromise and/or concede such asserted liability if such settlement, compromise or concession could increase the Tax liability of the Company for any other taxable period without the consent of the Buyer. If the Seller does not elect to control a Tax Claim for a Pre-Closing Period, the Buyer or the Company may, without affecting its or any other indemnified party's rights to indemnification under Section 4.6, assume and control the defense of such Tax Claim with participation by the Seller (at its own expense); provided, however, that the Buyer may not settle or compromise such Tax Claim without the consent of the Seller, which consent shall not be unreasonably withheld.

            (iii) With respect to any Tax Claim that involves any Straddle Period, the Buyer shall control the conduct of any such Tax Claim, through counsel of the Buyer's own choosing.

(k) FIRPTA Certificate. The Seller shall furnish to the Buyer on or before the Closing Date a duly executed certificate of the Seller's non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder (the "FIRPTA Certificate"). Notwithstanding anything to the contrary contained herein, if the Seller fails to deliver the FIRPTA Certificate and the Buyer elects to proceed with the Closing, the Buyer shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code from the Purchase Price payable to the Seller.

(l) Payments. Except as otherwise provided in this Section 4.6, any amounts owed by any party to any other party under this Section 4.6 shall be paid within ten days of notice from such other party. Any amounts that are not paid within such ten-day period (or as otherwise set forth herein) shall accrue interest at the rate of eight percent per year, compounded daily.

(m) Tax Refunds. The Buyer shall pay to the Seller all refunds or credits of Taxes received by the Buyer or the Company after the Closing Date and attributable to Taxes paid by the Company (or any predecessor of the Company) with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, provided, however, that the Buyer shall not be entitled to any refund or credit of the Company relating to a carryback of a Tax attribute relating to any period ending after the Closing Date.

(n) Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary: the obligations of the parties hereto set forth in this Section
4.6 shall: (i) be unconditional and absolute, and (ii) remain in full force and effect indefinitely, provided, however, that the representations and warranties contained in Section 2.12 shall survive the Closing until 180 days following the expiration of the applicable statute of limitations (taking into account all extensions); provided; further; in the event notice for indemnification shall have been given within the applicable survival period, the representation or warranty that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved. In the event of a conflict between
Section 4.6 and any other provision of this Agreement, this Section 4.6 shall govern and control.

(o) Tax Treatment of Indemnification Payment. The parties hereto agree to treat any Indemnity Payment made pursuant to this Section 4.6 as an adjustment to the Purchase Price for all Tax purposes.

            Section 4.7  Employees; Employee Benefits; Stock Options.

(a) [Intentionally omitted]

(b) Commencing at the time of the Closing, each Company Employee shall be eligible to participate in the employee benefit plans, programs, policies and arrangements of the Buyer (or Buyer's parent as the case may be) generally provided to similarly situated employees of the Buyer (such plans, "Buyer Benefit Plans") in accordance with the terms governing such plans. For purposes of the Buyer Benefit Plans, the Buyer shall treat the prior service of such employees with the Company as service rendered to the Buyer for purposes of all eligibility periods and vesting.

(c) On the Closing Date, the Buyer and the Seller shall jointly give notice to the Company Employees that the active participation of employees in the Seller Benefit Plans shall terminate as of such date and that such employees shall be immediately eligible to participate in the Buyer Benefit Plans in accordance with the terms thereof. Except as otherwise stated in this Agreement, in no event shall any Company Employee be entitled to accrue any benefits under, or continue participation in, the Seller Benefit Plans after the Closing Date, and the Company shall terminate its participation in all Seller Benefit Plans as of that date. However, notwithstanding any provision in this Agreement to the contrary, Seller will continue to provide health insurance benefits for all Company employees for a period of sixty (60) days after the Closing Date, or until such time as Buyer obtains health insurance benefits for the Company's employees, whichever occurs first, at the sole cost of the Company. Seller shall invoice the Company for the actual cost of the health insurance benefits and the Company shall pay such invoice within ten (10) days of receipt of each invoice. The Company shall assume all risk of any claim asserted by the insurer or any employee of the Company regarding non-insurability of the Company's employees subsequent to the Closing Date.

(d) [Intentionally omitted]

(e) The Seller shall retain responsibility for all life insurance and long term disability expenses and benefits in respect of claims covered by the applicable Seller Benefit Plan that are incurred in respect of an Employee prior to the Closing Date.

(f) It is expressly agreed that the provisions of this Section 4.7 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any Employee, Company Employee or employee organization.

(g) [Intentionally omitted]

(g) From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer Indemnitees (as defined in Section 7.2(a)) from and against all Buyer Damages (as defined in Section 7.2(a)) resulting from any claim asserted against or incurred by any Buyer Indemnitee arising out of any Seller Benefit Plan.

            Section 4.8 Maintenance of Books and Records. Each of the parties hereto shall preserve, until at least the fifth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to the Company except to the extent with respect to Tax records of or relating to the Company (which shall be governed by Section 4.6(h) of this Agreement. After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall, subject to the confidentiality provisions of Section 4.11, (x) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (y) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section 4.8 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding anything to the contrary contained herein, the maintenance of all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before, or including, the Closing Date, shall be governed by Section 4.6(h).

            Section 4.9 Covenants of the Buyer and the Company. The Buyer and the Company agree to honor and enforce all of the terms of any and all agreements that are assigned to the Buyer and/or the Company pursuant to the terms of this Agreement.

            Section 4.10 Non-Competition; Non-Solicitation.

(a) None of the Seller, its Affiliates (including without limitation driversshield.com CRM Corp. ("CRM") and Sentaur Corp.), shall, at any time following the Closing Date, directly or indirectly, own, operate or become an Affiliate of any Person engaged in the Business of the Company ; provided that the foregoing shall not prohibit the Seller or its Affiliates from owning, in the aggregate, as a passive investment less than 5% of the equity of any publicly-traded entity.

(b) The Seller, for itself and its Affiliates, agree that neither will directly or indirectly, for a period of three years after the Closing Date, (i) seek to employ, or solicit for employment, any Employee or employee of Buyer (a "Buyer Employee") or (ii) employ any Buyer Employee or Company Employee whose name is set forth in Section 5.3(d) of the Company Disclosure Schedule unless such Company Employee or Buyer Employee has been separated from employment by the Company or Buyer as the case may be for a period of not less than six (6) months immediately prior to the date of such solicitation (in the case of paragraph
(b)(i)) or employment in the case of paragraph (b)(ii).

            Section 4.11 Post-Closing Confidentiality. For a period of five years after the Closing, the Seller agrees to, and to cause each of their Affiliates to, maintain the confidentiality of all confidential or proprietary information of and with respect to the Company existing as of the Closing Date including, without limitation, Trade Secrets (collectively, "Confidential Information") and shall not disclose any Confidential Information except (i) where specifically required by Law or legal process pursuant to the reasonable advice of legal counsel to the Seller (and in such case only after providing the Buyer, where practicable, with sufficient notice to enable them to move for a protective order), (ii) to the extent such information becomes generally available to the public other than as a result of a disclosure by the Seller, or any of their Affiliates in violation of this Section 4.11, (iii) to the extent such information becomes available to the Seller, or their Affiliates on a non-confidential basis from a source other than the Buyer, provided that, to the knowledge of Seller, such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation (whether or not in writing) or (iv) to the extent independently developed by the Seller, or any of its Affiliates, without use of or inclusion of any Confidential Information. Notwithstanding the foregoing, the provisions of this Section 4.11 shall not apply to any Confidential Information that was utilized jointly by both the Seller and the Company prior to the Closing Date provided that both parties treat such Confidential Information in accordance with applicable law and any confidentiality agreements that they are bound by with respect to such Confidential Information.

            Section 4.12 Non-contravention. The Buyer shall not take, nor agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article V not being satisfied, or would make any representation or warranty of the Buyer contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, the Buyer, or the Seller to consummate the Closing in accordance with the terms hereof or materially delay such consummation.

            Section 4.13 Trademark License Agreement. It is understood and agreed that Buyer shall not acquire direct or indirect ownership of the "DriverShield" mark, or the logo and design (as depicted in Exhibit A) currently in use by Seller and the Company (the "Retained Intellectual Property"). At the Closing, Seller on the one hand, and Buyer and the Company, on the other hand, shall enter into a license agreement substantially in the form of Exhibit B hereto (the "Trademark License Agreement") with respect to the Retained Intellectual Property. Among other things, the Seller shall grant the Buyer and the Company a non-exclusive, worldwide, royalty free, transferable (to any Affiliate), perpetual license to the Retained Intellectual Property in the Trademark License Agreement.

            Section 4.14 Security Agreement. . In order for the Seller to secure the Purchase Price owed by the Buyer, the Buyer and the Company agree to provide the Seller a perfected security interest in: (i) all of the assets of the Company and (ii) all of the issued and outstanding common stock shares of the Company held by the Buyer and agree to enter into a Security Agreement in the form of Exhibit C hereto (the "Security Agreement").

            Section 4.15 Employment Termination Agreement. Following the purchase by the Buyer of the capital stock of the Company, the Buyer's employment with the Seller shall be terminated. Therefore, the Seller and the Buyer agree to enter into the Employment Termination Agreement in the form of Exhibit D hereto (the "Employment Termination Agreement").

            Section 4.16 Post-Closing Cooperation. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

            Section 4.17 Subsequent Actions. If at any time during the 12 months immediately following the Closing, the Buyer will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in the Buyer, its right, title or interest in, to or under any or all of the Company Shares and other assets conveyed hereunder, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company of any of its rights, properties or assets or any assets of the Seller or any of its Affiliates primarily related to the Company, (iii) to run the business of the Company as presently conducted, or (iv) otherwise to carry out this Agreement, the Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by the Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Buyer or the Company or otherwise to carry out this Agreement.

            Section 4.18 Web Site Linking Agreement. At the Closing, Seller, on one hand, and Buyer and the Company, on the other hand, shall enter into a Web Site Linking Agreement substantially in the form of Exhibit E hereto (the "Web Site Linking Agreement").

            Section 4.19  [Intentionally omitted]

            Section 4.20  [Intentionally omitted]

            Section 4.21  [Intentionally omitted]

            Section 4.22 Toll Free Telephone Number. It is understood between Buyer and Seller that on and after the Closing Date the Company will continue to use, and have exclusive rights to, the toll free telephone number or numbers used by the Company's customers, prospects and suppliers as of the date of this Agreement.

            Section 4.23 [Intentionally omitted]

            Section 4.24 Transferred Assets/Liabilities. Notwithstanding anything herein to the contrary the parties acknowledge that prior to Closing, the Company shall transfer those assets and liabilities of the Company listed on
Section 4.24 of the Company Disclosure Schedule that is labeled "Transferred Assets/Liabilities", to the Seller and/or a Seller's subsidiary.

                                    ARTICLE V

                CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE
                ------------------------------------------------

            Section 5.1 Conditions to Each Party's Obligations to Consummate the Stock Purchase. The respective obligations of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that remains in force and prohibits the consummation of the transactions described herein.

(b) No action or proceeding before a court or any other Governmental Entity or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement and no Governmental Entity or body shall have taken any other action or made any request of the Buyer as a result of which the management of the Buyer deems it inadvisable to proceed with the transactions hereunder.

            Section 5.2 Further Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated hereby are further subject to satisfaction or waiver by the Seller of the following conditions:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to "materiality" qualifiers, which shall be true, complete and correct as stated) at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

(b) The Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) The Buyer shall have delivered to the Seller an officer's certificate reasonably satisfactory in form and substance to the Seller to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied in all respects; and

(d) The Seller shall have received the deliveries set forth in Section 1.7.

            Section 5.3 Further Conditions to the Buyer's Obligations. The obligations of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver by the Buyer at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Seller and the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to "materiality" qualifiers, which shall be true, complete and correct as stated) at and as of the Closing Date as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

(b) The Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing;

(c) The Buyer shall have received the deliveries set forth in Section 1.7;

(d) Effective as of the Closing, the Seller and the Company will have taken such actions as are necessary to ensure that as of the Closing, only those persons listed on Section 5.3(d) of the Company Disclosure Schedule are Employees of the Company (the "Company Employees"). Seller acknowledges that all other Employees shall have their employment transferred to the Seller, as appropriate, effective as of the time of Closing;

(e) The Seller shall have obtained approval of this Agreement and the transactions contemplated herein as may be necessary under New York corporation law, the Exchange Act, the Securities Act, and the rules and regulations of Nasdaq;

(f) [Intentionally omitted]

(g) The Company shall have repaid all of its outstanding indebtedness for borrowed money and there shall be no indebtedness as between the Company, on the one hand, and the Seller and its Affiliates, on the other hand; and

(h) The Seller shall have delivered to the Buyer an officer's certificate reasonably satisfactory in form and substance to the Buyer to the effect that each of the conditions specified above in Sections 5.3(a), (b), (d), (e), and
(g) is satisfied in all respects.

                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT
                           ---------------------------

            Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing

Date:

(a) by mutual written consent of the Seller and the Buyer;

(b) by the Seller or the Buyer at any time after September 1, 2003, if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to
(i) the Seller, if the Seller has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date, (ii) the Buyer, if the Buyer has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date,

(c) by the Seller, on the one hand, or the Buyer, on the other hand, if one of the others shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2(a) or (b) or 5.3(a)
(b), (d) (e), (f), or (g), as applicable, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Seller or the Buyer, as applicable;

(d) [Intentionally omitted]

(e) by the Buyer during or upon completion of due diligence of the Buyer's reasonable determination that it is not satisfied with its findings regarding any material element of the contemplated transaction, limited to only those material assets and liabilities being transferred as a consequence of this transaction, which assets are owned or used by, and which liabilities were incurred by, the Company in the ordinary conduct of the Business as of the Closing Date.

            Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void (except as provided in Section 6.2(c) below) and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Seller or the Buyer. If this Agreement is terminated pursuant to Section 6.1 hereof:

(a) Each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with Section 4.11 hereof (in the case of the Buyer as if made by the Buyer);

(b) All filings, applications and other submissions made pursuant hereto, if any, shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

(c) There shall be no liability or obligation hereunder on the part of the Seller or the Company, on one hand, or the Buyer, on the other hand, or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives, except that the Seller or the Company, on one hand, or the Buyer, on the other hand, may have liability to the other party/parties if the basis of termination is a material breach by the Seller, the Company or the Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in Sections 4.11 and 8.8 hereof shall survive any such termination.


                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

            Section 7.1 Survival Periods. The representations and warranties made by the parties in this Agreement shall survive the Closing and shall continue in full force and effect without limitation after the Closing except that, subject to the provisions of the next sentence, neither the Buyer, on the one hand, nor the Seller or the Company, on the other, shall have any liability with respect to any matter if notice of a claim has not been provided on or prior to the third anniversary of the Closing Date. Notwithstanding the foregoing, (a) any indemnification obligations of any sort relating to (i) Section 2.12 (Taxes), or (ii) Section
2.10 (ERISA) shall continue in full force and effect without limitation, unless the Buyer shall not have given notice of a claim on or prior to the expiration of the statute of limitations applicable to such matters, in which case such indemnification obligations shall terminate, (b) the representations and warranties contained in Sections 2.1 through and including 2.4 and Sections 3.1 through and including 3.3 and any indemnification obligations in connection therewith shall continue in full force and effect without any limitation, (c) any claims, actions or suits the Buyer may have which arise from any fraud on the part of any the Seller or the Company, or any representative of either, shall continue in full force and effect without limitation and (d) all of the provisions and obligations of Section 1.2, 8.4 and 8.7 shall continue in full force and effect without limitation until the payment by the Buyer to the Seller of the Purchase Price.

            Section 7.2 The Seller's Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates (including the Company after the Closing), and their respective directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Buyer Damages") either (i) arising out of any act or omission (including without limitation negligence or breach of contract) of Seller or the Company on or before the Closing, (ii) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (w) a breach of any representation or warranty of the Seller contained in this Agreement, (x) a breach of any covenant or agreement on the part of the Seller under this Agreement (y) the enforcement or defense of any Intellectual Property or Retained Intellectual Property, or (z) any obligations of Seller or any Affiliate (including without limitation the Company) with respect to any obligations arising before the Closing under the Joint Contracts (as defined in Section 2.13(a)).

(b) The Seller shall be obligated to indemnify the Buyer Indemnitees pursuant to clause (i) of Section 7.2(a) only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given the Seller notice thereof no later than forty-five (45) days after the end of any applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Buyer Indemnitee to the Seller with respect to Buyer Damages shall set forth with as much specificity as reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(c) Notwithstanding anything to the contrary, the Seller shall not be obligated to indemnify the Buyer if the Buyer's Damages were incurred due to the intentional and/or negligent acts of Barry J. Spiegel.

            Section 7.3 The Buyer's Agreement to Indemnify.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Buyer (the "Buyer Indemnitors") shall indemnify and hold harmless the Seller, its Affiliates, and their respective directors, officers, employees, controlling persons, agents and representatives and their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach of any representation or warranty of the Buyer contained in this Agreement, (ii) a breach of any covenant or agreement on the part of the Buyer under this Agreement, or (iii) any obligation of the Company or any Affiliate with respect to the Joint Contracts incurred after the Closing.

(b) The Buyer Indemnitors shall be obligated to indemnify the Seller Indemnitees pursuant to clause (i) of Section 7.3(a) only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given the Buyer Indemnitors written notice thereof no later than forty-five (45) days of the end of any applicable survival period (as provided for in Section 7.1). Any written notice delivered by a Seller Indemnitee to the Buyer Indemnitors with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

            Section 7.4 Third-Party Indemnification. The obligations of the Seller to indemnify the Buyer Indemnitees under Section 7.2 hereof with respect to Buyer Damages and the obligations of the Buyer Indemnitors to indemnify the Seller Indemnitees under Section 7.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

(a) Any party against whom any Claim is asserted will give the indemnifying party written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this
Article VII, except to the extent the indemnifying party is materially prejudiced by such failure to give prompt notice. If the indemnifying party, within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Buyer Indemnitee or the Seller Indemnitee, as the case may be, against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement (subject to the terms of Section 7.4(c)) of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(b) So long as the indemnifying party has assumed the defense of any Claim in the manner set forth above, the indemnifying party shall have the exclusive right to contest, defend and litigate such Claim and, except as expressly provided in Section 7.4(c), shall have the exclusive right, in its sole discretion, to settle any such claim, either before or after the initiation of litigation at such time and on such terms as the indemnifying party deems appropriate. If the indemnifying party elects not to assume the defense of any such Claim (which shall be without prejudice to its right at any time to assume subsequently such defense), the indemnifying party will nonetheless be entitled, at its own expense, to participate in such defense. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such contest, defense, litigation or settlement conducted by the indemnifying party. After notice from the indemnifying party to such indemnified party of the indemnifying party's election to assume the defense of such Claim, the indemnifying party will not be liable to such indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with the defense thereof; provided, however, that the expense of such indemnified party's counsel shall be paid by the indemnifying party if (i) the indemnifying party requested such separate counsel to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a significant conflict of interest exists between the indemnifying party, on the one hand, and the indemnified party, on the other hand, that would make such separate representation clearly advisable.

(c) Without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, except in the case of any settlement that includes as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Claim. In addition, whether or not the indemnifying party shall have assumed the defense of the Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim or consent to the entry of any judgment with respect thereto, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and the indemnifying party will not be subject to any liability for any such admission, settlement, compromise, discharge or consent to judgment made by an indemnified party without such prior written consent of the indemnifying party.

(d) The indemnifying party and the indemnified party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

            Section 7.5 No Duplication; Sole Remedy.

(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b) The Buyer's on the one hand, and the Seller's, on the other hand, respective rights to indemnification as provided for in Sections 7.2 and 7.3, as applicable, shall be the exclusive remedy for any Buyer Damages or Seller Damages, respectively, for which indemnification is provided hereunder; provided, however, that nothing contained herein shall prevent an indemnified party from pursuing remedies as may be available to such party under applicable law in the event of (i) fraud or willful misconduct, (ii) only equitable relief would be suitable to address the injury or possible injury, or (iii) an indemnifying party's failure to comply with its indemnification obligations hereunder.

            Section 7.6 Indemnification Matters Governed by this Article VII. Notwithstanding anything contained herein to the contrary, except as provided in
Section 4.6(m), Article VII shall have no application with respect to any matter that is governed by Section 4.6.


                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

            Section 8.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule and any other schedules or exhibits to this Agreement) constitutes the entire agreement of the parties relating to the subject matter hereof and supersede other prior and contemporaneous agreements and understandings between the parties both oral and written regarding such subject matter.

            Section 8.2 Severability. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Agreement in the particular jurisdiction in which such adjudication is made.

            Section 8.3 Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 8.3. Any such notice will be effective as of the date of receipt:

(a) if to the Buyer, to

                                                Barry J. Spiegel
                                                c/o American Member Corp.
                                                12514 West Atlantic Blvd
                                                Coral Springs, Florida 33071
                                                Facsimile:  (954) 340-3607
                                    with a copy to:

                                                Robert C.White, Esquire and
                                                Christopher M. Trapani, Esquire
                                                Hodgson Russ LLP
                                                1801 N. Military Trail
                                                Suite 200
                                                Boca Raton, Florida 33431
                                                Facsimile:  (561) 394-3862
(b) if to the Seller, to

                                                Accessity Corp.
                                                Barry Siegel
                                                12514 West Atlantic Blvd
                                                Coral Springs, Florida 33071
                                                Facsimile:  (954) 752-6544
                                    with a copy to:

                                                Lawrence A. Muenz, Esquire
                                                Meritz & Muenz LLP
                                                Three Hughes Place
                                                Dix Hills, New York 11746
                                                Facsimile:  (631) 242-6715

            Section 8.4 Arbitration.

Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (a) persons with knowledge of relevant facts and
(b) expert witnesses and their opinions and the bases therefor. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this paragraph will take place in Broward County, FL. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this paragraph are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance by either party of its obligations herein. The parties also agree that the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings.

            Section 8.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

            Section 8.6 Counterparts. This Agreement may be signed in counterparts and such counterparts of this Agreement when executed by all signatories, will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto. A facsimile or photocopy of a signature on a counterpart will constitute an original for all purposes.

            Section 8.7 Assignment. The Buyer may assign this Agreement to another business entity (the "Assignee Company") in which Barry J. Spiegel ("Spiegel") is and remains in management control and holds a majority of the equity ownership. Should Spiegel wish to relinquish management control and/or majority ownership in the Buyer or Assignee Company, then the Purchase Price must first be made to the Seller.

            Section 8.8 Fees and Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (except that Seller shall pay all of the Company's costs and expenses). Each of the Seller, on the one hand, and the Buyer, on the other hand, shall indemnify and hold harmless the other parties from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this Agreement by any person claiming to have been engaged by such party.

            Section 8.9 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to "Section" shall refer to corresponding provisions of this Agreement or the Company Disclosure Schedule, as the case may be, whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation. "The phrase" to the knowledge of the Seller" or any similar phrase shall mean such facts and other information that as of the date hereof are actually known or should have been known, after due inquiry, to any director, officer, employee, advisor or legal representative of the Seller or the Company. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            Section 8.10 No Third-Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

            Section 8.11 No Waivers; Modification. Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

            Section 8.12 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or equity.

            Section 8.13 Non-Competition. None of the Buyer, the Company, or its Affiliates shall, at any time during the period commencing on the Closing Date and terminating on February 5, 2007, directly or indirectly, own, operate or become an Affiliate of any Person engaged in the business of providing vehicle repair or accident management services for corporate or government fleets, or itself engage in any such activity; provided that the foregoing shall not prohibit the Buyer, the Company, or its Affiliates from engaging in the business of being a provider of collision repair management services directly to the insurance industry only, as conducted by DriverShield CRM Corp. as of February 6, 2002. Notwithstanding the above, nothing herein shall preclude the Buyer, the Company or its Affiliates from marketing its programs as long as such programs do not involve providing vehicle repair or accident management services to corporate or government fleets.

            IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                                                American Member Corp.


                                                By:  ___________________________
                                                Name:  _________________________
                                                Title:  ________________________



                                                Accessity Corp.


                                                By:  ___________________________
                                                Name:  _________________________
                                                Title:  ________________________



                                                DriverShield ADS Corp.


                                                By:  ___________________________
                                                Name:  _________________________
                                                Title:  ________________________

Exhibit A
[GRAPHIC OMITTED]


















                              DRIVER'S SHIELD LOGO

Disclosure Schedule 4.24    Transferred Assets/Liabilities

All current assets and liabilities of the Company through July 31, 2003, including but not limited to: cash, accounts receivable, pre-paid expenses and/or accounts payable, whether or not earned, paid, credited, billed, invoiced, or accrued. Subsequent to the Closing, the parties will reconcile these items and transfer the appropriate accounts to the Seller pursuant to
Section 4.24 of this Agreement.























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